        Contact:  Gilbert L. Danielson
        Executive Vice President
        Chief Financial Officer
        404-231-0011

Aaron’s, Inc.
 Announces Third Quarter Results

•	Revenues Up 7% to $485 Million
•	Same Store Revenues Increase 5.3%
•	EPS Up 13% to $.36
•	Number of HomeSmart Stores Increase

ATLANTA, October 24, 2011 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2011.

For the third quarter of 2011, revenues increased 7% to $485.2 million compared to $452.2 million for the same period of last year.  Net earnings were $28.0 million versus $26.2 million in 2010.  Diluted earnings per share were $.36 compared to $.32 per share a year ago, a 13% increase.

For the first nine months of this year, revenues increased 8% to $1.501 billion compared to $1.392 billion for the same period of 2010.  Net earnings were $83.2 million versus $87.6 million last year.  Diluted earnings per share in 2011 were $1.04 versus $1.07 in 2010.

Excluding a lawsuit related charge in the second quarter, net earnings for the nine months of 2011 would have been $105.8 million and diluted earnings per share excluding the lawsuit related charge would have been $1.32, a 23% increase over the nine months of last year.

“We once again are seeing strong revenue gains with same store revenues up 5.3% and same store customer counts up 6.3% over the third quarter of last year,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “Even though these gains are outstanding considering the current economic conditions and the traditionally more difficult summer months in our business, there is no doubt that our customers are struggling as a result of high unemployment and overall economic pressures.  However, we believe we are successfully meeting these challenges and that business will remain good in the upcoming quarters.”

“Although diluted earnings per share for the third quarter were within our previously provided guidance, the results were at the lower end of expectations.  Margins were affected during the quarter by higher depreciation expense on lease merchandise, primarily as a result of an increase in lower margin early payouts of agreements, and the costs of rapidly increasing the number of HomeSmart stores.   The HomeSmart weekly pay concept, which continues to be in the experimental mode, is showing a lot of promise but we expect start-up costs to negatively affect earnings for the next several quarters.  We currently plan to have approximately 70 HomeSmart stores open by the end of this year and then not open a significant number of additional stores until we can more fully evaluate the financial performance of the HomeSmart concept,” Mr. Loudermilk added.

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 5.3% during the third quarter of 2011 compared to the third quarter of 2010.  Same store revenues increased 3.8% for Company-operated stores open over two years at the end of September 2011.  The Company had 961,000 customers and its franchisees had 520,000 customers at the end of the third quarter of 2011, a 9.8% increase in total customers over the number at the end of the third quarter a year ago (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 6.3% in the third quarter compared to the same quarter last year.

During the first nine months of this year the Company generated over $296 million of cash flow from operations and had $218.9 million of cash on hand at the end of September 2011.

The Company repurchased 3,621,563 shares of Common Stock during the third quarter representing a total cash outlay of $89.7 million.  In the first nine months of 2011 the Company repurchased 5,076,675 shares at a cost of $127.2 million.  The Company has the authorization to purchase an additional 5,281,344 shares of its Common Stock.

As previously announced, during the third quarter the Company received $125 million from the issuance of senior unsecured notes in a private placement. These funds will be used for general corporate purposes and for the repurchase of Company stock from time to time.

  Subsequent to the end of the third quarter, the Company received regulatory approval for its previously announced ten million British pound investment in Perfect Home Holdings Limited, a U.K. rent-to-own company.

Division Results

The Aaron’s Sales & Lease Ownership division increased its revenues in the third quarter of 2011 to $478.0 million, a 7% increase over the $448.4 million in revenues in the third quarter of 2010.  Sales and lease ownership revenues for the first nine months of 2011 increased 8% to $1.488 billion compared to $1.380 billion for the same period a year ago.

The revenues of the Aaron’s Office Furniture division, of which there is one remaining store liquidating merchandise, were $676,000 in the third quarter of 2011 and $2.5 million in the third quarter of 2010.  The Aaron’s Office Furniture division recorded a pre-tax profit of $15,000 in the third quarter of 2011 and a pre-tax loss of $993,000 in the third quarter of 2010.  For the first nine months of 2011, revenues of the Aaron’s Office Furniture division were $3.0 million compared to $10.0 million for the same period of 2010, and pre-tax profits were $492,000 in 2011 versus pre-tax losses of $11.1 million in 2010.

Components of Revenue

Consolidated lease revenues and fees for the third quarter and first nine months of 2011 increased 9% and 8%, respectively, over the comparable previous year periods.  In addition, franchise royalties and fees increased 9% for the third quarter and first nine months compared to the same periods in 2010.  Non-retail sales, which are primarily sales of merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 2% to $86.1 million for the third quarter from $84.3 million in the comparable period in 2010, and increased 7% to $271.2 million for the first nine months compared to $253.9 million for the first nine months of last year.  The increases in the Company’s franchise revenues and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $223.9 million during the third quarter and $683.3 million during the first nine months of 2011, a 10% and 9% increase, respectively, over the prior year periods.  Same store revenues and customer counts for franchised stores increased 3.1% and 3.2%, respectively, for the third quarter compared to the same quarter last year.  Revenues and customers of franchisees, however, are not revenues and customers of Aaron’s, Inc.

The Company’s other revenues in the third quarter of 2011 and 2010 included $1.7 million and $1.2 million of gains, respectively, from the sale of Company-operated stores.  Other revenues for the first nine months included gains from the sale of stores of $2.7 in 2011 and $1.6 million in 2010.

Store Count

During the third quarter of 2011, the Aaron's Sales & Lease Ownership division opened eight new Company-operated stores, 16 franchised stores, four HomeSmart stores, and one RIMCO store.  In two previously announced transactions during the quarter, 38 third party stores were acquired, with 37 of these stores being converted to new HomeSmart stores, and the Company sold the accounts of one of the acquired stores to an Aaron’s franchisee.  In addition, the accounts of 27 third party stores were also acquired.   Aaron's also sold 15 stores to a third party, purchased two stores from an Aaron's franchisees, and three Company-operated stores and two franchised stores were closed during the quarter.

Through the three months and nine months ended September 30, 2011, the Company awarded area development agreements to open seven and 51 additional franchised stores, respectively.  At the end of September 2011, area development agreements were awarded to open 247 franchised over the next several years.

At September 30, 2011, the Aaron's Sales & Lease Ownership division consisted of 1,135 Company-operated stores, 693 franchised stores, 56 HomeSmart stores, 13 Company-operated RIMCO stores, and six franchised RIMCO stores.  The Company also had one Aaron's Office Furniture store.  The total number of stores open at the end of September 2011 was 1,904.

Fourth Quarter and Full Year 2011 Outlook

The Company is updating its guidance for 2011 and expects to achieve the following:
-	Fourth quarter revenues (excluding revenues of franchisees) of approximately $520 million.

-	Fourth quarter diluted earnings per share in the range of $.41 to $.45 per share, assuming no significant store or asset sales.

-	Fiscal year revenues (excluding revenues of franchisees) of approximately $2.020 billion, updated from previous guidance.

-
Fiscal year diluted earnings per share in the range of $1.45 to $1.49. Non-GAAP fiscal year diluted earnings per share in the range of $1.73 to $1.77, which excludes the second quarter lawsuit related charge, updated from previous guidance.

-	Our initial earnings guidance for fiscal year 2012 is to achieve diluted earnings per share in the range of $1.88 to $2.04.

-
Overall new store growth of approximately 6% to 8% over the store base at the end of 2010, for the most part an equal mix between Company-operated and franchised stores.  We expect overall new store growth in 2012 in the range of 5% to 9% over the store count at the end of 2011.  We expect that this will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.

-
The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on
Monday, October 24, 2011, at 5:00 pm Eastern Time.  The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.
Aaron’s, Inc., based in Atlanta, currently has more than 1,904 Company-operated and franchised stores in 48 states and Canada.  The Company’s Woodhaven Furniture Industries division manufactured approximately $79 million, at cost, of furniture and bedding in 2010 and currently has plants at 13 facilities in eight states.  The entire production of Woodhaven is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand, litigation  and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in any subsequent quarterly reports.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods, and strategy for its HomeSmart concept.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Lease Revenues and Fees	$370,350	$340,848	$1,139,681	$1,052,494
Retail Sales	8,298	8,362	30,491	32,778
Non-Retail Sales	86,100	84,301	271,154	253,941
Franchise Royalties and Fees	15,889	14,537	47,408	43,611
Other	4,558	4,102	11,826	9,594
Total	485,195	452,150	1,500,560	1,392,418

Costs and Expenses:
Retail Cost of Sales	4,872	4,415	18,157	19,028
Non-Retail Cost of Sales	78,508	76,209	246,718	231,729
Operating Expenses	218,319	206,021	646,119	618,690
Lawsuit Expense	-	-	36,500	-
Depreciation of Lease Merchandise	136,727	122,692	415,405	379,580
Interest	1,677	728	3,023	2,415
Total	440,103	410,065	1,365,922	1,251,442

Earnings Before Income Taxes	45,092	42,085	134,638	140,976

Income Taxes	17,047	15,906	51,405	53,387

Net Earnings	$28,045	$26,179	$83,233	$87,589

Earnings Per Share	$.36	$.32	$1.05	$1.08

Earnings Per Share Assuming Dilution	$.36	$.32	$1.04	$1.07

Weighted Average Shares Outstanding	77,133	81,070	78,959	81,315

Weighted Average Shares Outstanding Assuming Dilution	78,340	81,695	80,122	82,053

	(Unaudited and Preliminary)
	September 30,	December 31,
	2011	2010
Cash and Cash Equivalents	$218,943	$72,022
Investment Securities	66,984	-
Accounts Receivable, Net	71,263	69,662
Lease Merchandise, Net	802,284	814,484
Property, Plant and Equipment, Net	219,044	204,912
Other Assets, Net	288,527	340,992

Total Assets	1,667,045	1,502,072

Senior Notes	137,000	24,000
Total Liabilities	687,174	522,655
Commitments and Contingencies	41,500	-
Shareholders’ Equity	$938,371	$979,417

Use of Non-GAAP Financial Information:

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.
As previously disclosed, the Company was subject to a jury verdict rendered in June 2011 in the U.S. District Court for the Southern District of Illinois which awarded $93.5 million in damages to a former employee who alleged she was sexually harassed by her supervising manager.  Of the total damages awarded, $53.7 million exceeded the maximum award permitted under federal laws.  Subsequently the presiding judge in the trial reduced the damages to $39.8 million in accordance with the statute.  Consequently, in the second quarter, a charge to lawsuit expense of $36.5 million was recorded which represents the judgment and related legal expenses after insurance coverage. The Company strongly believes that the award does not accurately reflect the evidence in the case and is filing post-trial motions with the Court in an attempt to reverse the verdict, reduce the size of the verdict or otherwise be granted a new trial.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings Excluding Lawsuit Related Charge and Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit Related Charge
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net Earnings	$28,045	$26,179	$83,233	$87,589
Add Back Lawsuit Related Charge, Net of Taxes (1)	-	-	22,564	-
Non-GAAP Net Earnings Excluding Lawsuit Related Charge	$28,045	$26,179	$105,797	$87,589
Earnings Per Share Assuming Dilution	$.36	$.32	$1.04	$1.07
Add Back Lawsuit Related Charge	-	-	.28	-
Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit Related Charge	$.36	$.32	$1.32	$1.07
Weighted Average Shares Outstanding Assuming Dilution	78,340	81,695	80,122	82,053
(1)	Net of taxes of $13,936 for the nine months ended September 30, 2011 calculated using the effective tax rate for the nine months ended September 30, 2011.

Reconciliation of 2011 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit Related Charge

	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.45	$1.49
Add Back Lawsuit Related Charge	.28	.28
Projected Non-GAAP Earnings Per Share Assuming Dilution Excluding Lawsuit Related Charge	$1.73	$1.77